Exhibit 99.1

Investor Relations Contact:
Paul S. Lalljie
(571) 434-5548
paul.lalljie@NeuStar.biz

Media Contact:
Elizabeth Penniman
(571) 434-3481
elizabeth.penniman@NeuStar.biz
NeuStar Board Member Departs for CEO Position at Comverse
Sterling, Va., April 11, 2007 – NeuStar, Inc. (NYSE: NSR), a leading provider of essential communications services to the global communications and Internet industry, announced today that Andre Dahan, a member of NeuStar’s board of directors, has resigned from his position, effective immediately. Dahan, who has accepted a position as CEO of Comverse Technology, Inc., had been a NeuStar board member since June 2006.
“Although we will miss Andre’s leadership and outstanding contributions to our Board of Directors, we completely understand and support his decision to resign in favor of being able to focus his entire attention on his new position as CEO of Comverse,” said Jeff Ganek, Chairman and CEO of NeuStar. “He is a proven leader in the industry, and will be an outstanding CEO. He departs with our warmest wishes for continued success.”
Dahan, who is former President and CEO of Mobile Multimedia Services at AT&T Wireless, said, “For the past 9 months, I have enjoyed working as part of this very engaging and dynamic Board of Directors and NeuStar’s management team, where the dominant values have been integrity, winning, and commitment to success, to just name a few. I want to thank all members of the executive team, and each of the board members for a great opportunity to be involved with a great company, even for a short period of time.”
About NeuStar, Inc.
NeuStar is a provider of clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.

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